CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated June 28, 2012, for the years ended February 29, 2012 and February 28, 2011, the period from May 22, 2007 (Inception of exploration stage) to February 29, 2012, related to the financial statements of Passport Potash, Inc., and the unaudited interim financial statements for the nine months ended January 31, 2013, which appear in this Registration Statement on Form S-1 of Passport Potash, Inc. to be filed with the Securities Exchange Commission on or about April 12, 2013.

/s/DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
April 12, 2013